Exhibit 99.1

CubeSmart to Ring the Opening Bellsm on the NYSE

to Celebrate New Name and Ticker Symbol

WAYNE, PA — 09/28/11 — On Thursday, September 29, 2011, executives of CubeSmart (NYSE: CUBE), formerly U-Store-It Trust (NYSE: YSI), a real estate investment trust focused on owning and managing storage facilities with total storage solutions, will visit the New York Stock Exchange (NYSE) to commemorate the company’s new name and ticker symbol, which became effective September 19.  To mark the occasion, CubeSmart President and Chief Investment Officer, Christopher Marr and members of the company’s management team, will ring the NYSE Opening Bell.

For photos and video of the bell ringing, connect with NYSE Euronext on Facebook (NYSE Euronext-Official Site), Twitter (@NYSE_Euronext) and YouTube (nysetv1).  Follow tweets at hashtag #NYSE, #OpeningBell.

About the Company

CubeSmart is a self-administered and self-managed real estate investment trust.  CubeSmart owns or manages 451 facilities across the United States and operates the CubeSmart Network, which consists of approximately 808 additional self-storage facilities.  The Company plans to exceed Customer expectations by adding more personalized services and technology to some of the best storage spaces around.  CubeSmart services include storage customization, logistics services, comprehensive moving services, organizational services, and office amenities.  The Company’s self-storage facilities are designed to offer affordable, easily accessible, secure, and in most locations, climate-controlled storage space for residential and commercial customers, as well as boat storage and mini storage. According to the 2011 Self Storage Almanac, CubeSmart is one of the top four owners and operators of self-storage facilities in the U.S.

For more information about business and personal storage or to learn more about the company and find a nearby storage facility, visit www.CubeSmart.com or call 800-800-1717.  Visitors to cubesmart.com can also view the sizes and features of individual self-storage units, reserve storage space, and pay their storage bills online using a safe, secure online payment function.

For more information about business or personal storage visit us online or call CubeSmart(sm) toll free at 1-800-800-1717.

Company Contact:

CubeSmart

Timothy M. Martin

Chief Financial Officer

(610) 293-5700